Exhibit 10.54

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made as of November 5, 2020, by and between Mark M. Hedstrom (“Consultant”) and Colony Capital Advisors, LLC (the “Company”).

1.CONSULTING SERVICES SCOPE OF WORK

1.1For the Term (as defined in Section 4), Consultant shall provide some or all of the following services to Company as may be designated from time to time by Company (hereinafter, the “Scope of Work”) as set forth in Exhibit A. Company desires to engage Consultant to provide, and Consultant represents that it has the experience and expertise to provide the Scope of Work.
1.2Consultant shall report and be responsible for the performance of the services herein and receive direction only from the following individual(s): the Executive Chairman, the Chief Executive Officer or the Chief Legal Officer.
1.3It is expected that Consultant shall primarily work remotely unless otherwise mutually agreed to between Company and Consultant, although Consultant will be available for meetings as may reasonably requested by Company. If requested by Consultant, Company shall in good faith discuss with Consultant providing Consultant with an office and limited administrative support.
2.CONSULTING RELATIONSHIP

2.1.Consultant’s relationship with Company will be that of an independent contractor. Neither Consultant nor employees of Consultant, if any, are employees of Company under the meaning or application of any law, including, but not limited to, any Federal or State unemployment or Insurance Laws or Worker’s Compensation Laws, or otherwise. Consultant agrees to assume all liabilities or obligations imposed by any one or more of such laws with respect to employees of Consultant, if any, in the performance of this Agreement.
2.2.Consultant shall not have any authority to assume or create any obligation, express or implied, on behalf of Company and Consultant shall have no authority to represent itself as an agent, employee, or in any capacity of Company.
2.3.Consultant shall remain an independent contractor and shall comply with all laws, statutes, rules, regulations, orders, and decrees applicable to Consultant. Consultant shall have full responsibility for all applicable taxes for all compensation paid to Consultant under this Agreement, including any withholding requirements that apply to any such taxes, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization. Consultant agrees to indemnify, defend and hold Company harmless from any liability for, or assessment of, any claims or penalties or interest with respect to such taxes, labor or employment requirements, including any liability for, or assessment of, taxes imposed on Company by the relevant taxing authorities with respect to any compensation paid to Consultant or any liability related to the withholding of such taxes.
3.PAYMENTS TO CONSULTANT

3.1.As consideration for such services, and for assigning the rights in invention(s), design(s), patent(s), trademark(s), and copyright(s), if any, resulting from the work performed under this Agreement, all of which is for the benefit of Company, Company agrees to pay Consultant during the term of this Agreement the following fee for the Scope of Work, performed and approved by Company hereunder: $50,000 per month.
3.2.Consultant shall be paid bi-monthly in ratable installments on the Company’s regularly scheduled payroll dates without the need to provide any invoice or other statement of work. Consultant shall invoice solely for travel and other expenses directly related to his performance under this contract that are in compliance with Company’s travel and expense policies. Invoices shall be sent by Consultant for payment to 515 S Flower Street, 44th Floor, Los Angeles, CA 90071, at the address for Company. All requests for reimbursement of travel or other expenses shall be accompanied by vouchers, invoices and other documentation reasonably evidencing the nature and amount of such expenses and relationship to the project.
4.TERM

4.1.The Term of this Agreement shall commence on January 1, 2021 and end on December 31, 2021, unless earlier terminated as provided below. The Term of this Agreement shall not extend beyond December 31, 2021, unless both parties agree in writing to an extension. Upon expiration or termination of this Agreement, Company shall be liable only for the payment of services performed and approved travel or other pre-approved expenses prior to the effective date of expiration or termination. Upon expiration or termination of this Agreement, all obligations and duties that by their nature extend beyond the expiration or termination of this Agreement shall survive and remain in effect beyond any expiration or termination, and shall bind the parties and their successors and assigns.
4.2.This Agreement may be terminated by Company solely in the event of any material default on the part of Consultant in the performance of the obligations hereunder which is not cured within fifteen (15) days of written notice by

Company to Consultant detailing the facts serving as the basis for such material default. For the avoidance of doubt, in the event that Company terminates this Agreement for any other reason, Company shall pay Consultant the monthly consulting fee through December 31, 2021.
4.3.On the date hereof, Consultant entered into a Separation and Release Agreement (the “Separation Agreement”) with Company. If the Supplemental Release Condition (as defined in the Separation Agreement) does not occur on or prior to January 29, 2021, Company shall be entitled to terminate this Agreement immediately. If Company terminates this Agreement pursuant to this Section 4.3, Company shall not be obligated to pay Consultant any fee or other compensation for services performed.
4.4.This Agreement may be terminated by Consultant upon five (5) days written notice by Consultant to Company.
4.5.Except as provided in the last sentence of Section 4.2, no termination fee shall be payable in the event of a termination hereunder.
5.INVENTIONS, PATENTS, TRADEMARKS, COPYRIGHTS

5.1.Consultant hereby assigns to Company the entire right, title and interest for the entire world in and to all work performed, writing(s), formula(s), design(s), model(s), drawing(s), photograph(s), design invention(s) and other invention(s) made, conceived or reduced to practice or authored by Consultant or Consultant’s employees, either solely or jointly with others, resulting from the work performed by Consultant under this Agreement or from the use of proprietary information, materials or facilities of Company during the period in which Consultant is retained by Company or its successor in business, under this Agreement or any previous agreements or any extensions or renewals thereof.
5.2.Consultant shall promptly disclose to Company all work(s), writing(s), formula(s), design(s), model(s), photograph(s), drawing(s), design invention(s) and other invention(s) made, conceived, or reduced to practice or authored by Consultant or Consultant’s employees in the course of the performance of this Agreement.
5.3.Consultant shall sign, execute, and acknowledge or cause to be signed, executed and acknowledged without cost, but at the expense of Company, any and all documents and to perform such acts as may be necessary, useful or convenient for the purpose of securing to Company or its nominees, patent, trademark or copyright protection throughout the world upon all such work(s), writing(s), formula(s), design(s), model(s), drawing(s), photograph(s) design invention(s) and other invention(s), title to which Company may acquire in accordance with the provisions of this clause.

5.4.Consultant has acquired or shall acquire from each of his/her employees the necessary rights to all such work(s), writing(s), formula(s), design(s), model(s), drawing(s), photograph(s), design invention(s), and other invention(s), made by such employees within the scope of their employment by Consultant in performing services under this Agreement and to the best of the ability of Consultant to obtain the cooperation of each such employee to secure to Company or its nominees the rights to such work(s), writing(s), formula(s), design(s), model(s), drawing(s), photograph(s), design invention(s) and other invention(s), as Company may acquire in accordance with the provisions of this clause.
6.INSURANCE

6.1.During the term of this Agreement, Company shall have the right to require Consultant to procure and maintain insurance of such type and in such amounts as Company may from time to time specify in which event Company shall advance and pay for any premiums to Consultant for the commercially reasonable cost of such insurance.
7.MISCELLANEOUS

7.1.Mandatory and Binding Arbitration; Controlling Law. Any dispute arising between the parties relating to this Agreement, including, but not limited to, any act which allegedly has or would violate any provisions of this Agreement, and including, but not limited to, disputes pertaining to the formation, validity, interpretation, effect, or alleged breach of this Agreement (collectively “Arbitral Dispute”) shall be submitted to mandatory and binding arbitration before the American Arbitration Association (“AAA”) in Los Angeles, California, before a single arbitrator selected in accordance with the AAA Commercial Rules in effect at the time the dispute arises. In such arbitration proceedings, Company shall pay all of the filing fees, the arbitrator’s fees, tribunal and other administrative costs. The award of the arbitrator may be confirmed before and entered as a judgment of any court having jurisdiction over the parties. The parties to this Agreement agree that any arbitration proceedings shall be treated as confidential. This Agreement is to be governed and controlled by the laws of the State of California.
7.2.Assignment Provision of Services. Consultant shall not assign or transfer any of his right or interest in or under this Agreement without the prior written consent of Company. Consultant shall personally provide the Scope of Work to Company. Consultant shall not have any other person perform any of the Scope of Work or otherwise delegate any of his obligations hereunder without the prior written consent of Company.
7.3.Notices. Any notice to be given under this Agreement must be in writing and shall be deemed to have been given when delivered personally to the other party, or when mailed by Certified Mail, Return Receipt Requested, or telefaxed, to the party to whom the notice is to be given at the following addresses:
If to Company:

Colony Capital Advisors, LLC
515 S. Flower Street, 44th Floor
Los Angeles, CA 90071
Attn: Human Resources

If to Consultant:

Mark M. Hedstrom
[REDACTED]

7.4.Confidentiality. Consultant shall keep in the strictest confidence all information relating to this Agreement which may be acquired in connection with or as a result of this Agreement. During the term of this Agreement and at any time thereafter, without the prior written consent of Company, Consultant shall not publish, communicate, divulge, disclose or use any such information provided by Company in connection with Consultant’s performance of the Scope of Work and other terms of, including this, Agreement. Upon termination or expiration of this Agreement, Consultant shall deliver to Company all records, data, information, and other documents and all copies thereof, which shall remain the property of Company. Company reserves the right to release all information as well as to time its release, form or content. Notwithstanding the foregoing, following the termination of this Agreement, Consultant shall be permitted to retain, at no cost to Consultant, his mobile phone(s) and personal computer(s) and his cell phone number(s) as well as his printer and router.
7.5.Publicity. Any publicity, advertisement or press release by Consultant regarding Company shall be under the sole discretion and control of Company, and no contact or discussions by Consultant regarding the Services with the public press or media representatives shall be had without the prior written consent of Company.
7.6.Limitation of Company’s Liability. Notwithstanding anything contained herein to the contrary, any and all liability of Company hereunder shall be limited to the interest of Company in the projects, and no affiliate, partner, member, shareholder, director, officer, employee or agent of Company shall have any personal liability hereunder, nor shall Consultant have any recourse to any such person or any of the assets of any such person.
7.7.Representations. Consultant represents and warrants as follows: (1) that in the course of performing the services contemplated by this Agreement, no expenditures for other than lawful purposes will be made; (2) that no payments will be made to government officials or customer representatives, and that no government official or customer representative has any direct or indirect ownership or investment interest or interest in the revenues or profits of Consultant; (3) that no improper payment will be made to any representative of a private or public entity for the purpose of procuring business; (4) that on request, Consultant will furnish to Company a certificate of compliance with these undertakings; and (5) that Consultant understands and agrees that any export or re-export, directly or indirectly, in contravention of the U.S. Export Administration Regulations is strictly prohibited and further that Consultant shall comply with all applicable United States Government and Company security regulations and safety regulations.
7.8.Entire Agreement. This Agreement represents the entire agreement between Company and Consultant and supersedes all previous understandings and or agreements with respect to the subject matter of this Agreement. Without limiting the foregoing, the parties acknowledge that Consultant, as a former employee of Company, had entered into an Employment Agreement, a Restrictive Covenants Agreement, certain agreements relating to the allocation of carried interest, the Separation Agreement and other documents and agreements related to his employment with Company and the termination of his employment with Company (the “Prior Agreements”). Under the terms of the Prior Agreements, certain obligations of Consultant and Company and its affiliates continue beyond the termination of Consultant’s employment with Company. Any such continuing obligations are not superseded or modified by this Agreement.
8.INDEMNIFICATION

8.1.Company shall indemnify, defend and hold harmless Consultant from and against any and all Losses which may be sustained, suffered or incurred by Consultant as a result of, arising from, or in connection with (i) any lawful act undertaken or lawful omission by Consultant in the performance of his duties hereunder, (ii) any failure by Company to comply with or perform in a material way any material term or covenant of this Agreement, or (iii) Company’s gross negligence, recklessness, or affirmative misconduct in the performance of its obligations hereunder; provided, however, in no event shall Company indemnify or hold harmless Consultant in connection with (A) a dispute between such parties brought by Company against Consultant, (B) in connection with Consultant’s breach of any provision of this Agreement or (C) for any act or omission by Consultant which constitutes fraud, bad faith, willful misconduct or gross negligence. “Losses” shall include all reasonable and documented out-of-pocket costs and expenses incurred by Consultant, including, without limitation, reasonable attorneys’ fees, judgments, fines, penalties and amounts paid in settlement. In connection with any claim for indemnification, Company shall advance or pay the out-of-pocket expenses incurred by Consultant within thirty

(30) days of presentment of such invoices detailing the expenses. Consultant agrees that in the event it is determined Consultant was not entitled to indemnification under this Agreement, Consultant agrees to repay any such advanced or paid expenses.
8.2.Consultant shall give Company prompt written notice of any event which might give rise to a claim for indemnification, specifying the nature of the possible claim and the amount believed to be involved. If the claim for indemnification arises from a claim or dispute with any third person, Company shall have the right, at its own expense, to defend and/or settle such claim or dispute, and Consultant generally shall cooperate fully in any such defense, but at no out-of-pocket cost to Consultant for any claim that Company is required to provide indemnification under Section 8.1.
8.3.Company represents and warrants that, as an independent contractor of Company, Consultant shall be deemed an “Insured Person” under an affiliate of Company’s errors and omissions insurance policy (the “Policy”) for acts or omissions taken by Consultant during the Term that would be indemnifiable by Company pursuant to Section 8.1; provided, however, Company shall maintain sole discretion as to whether to satisfy, to the extent applicable, its obligations under Section 8.1 directly, through an affiliate or pursuant to the Policy. Nothing in this Section 8, including Section 8.1 hereof, shall limit the scope of insurance coverage otherwise available to Consultant under the Policy.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

Colony Capital Advisors, LLC

By: ___/s/ Ronald M. Sanders_________
Ronald M. Sanders
Vice President

CONSULTANT:

By: _/s/ Mark M. Hedstrom_____________
Mark M. Hedstrom

EXHIBIT A
STATEMENT OF WORK

Provide services to Company in connection with the following:

1.Executive Compensation Matters. Provide advice and assistance in connection with executive compensation matters, including plan design and public reporting obligations.

2.G&A Cost Reduction. Provide advice and assistance in connection with Company G&A Cost Reduction initiatives, particularly in light of the rotation of Company’s business to digital infrastructure and the exit from legacy businesses.

3.CLNC. Consultant shall continue to serve as Chairman of the Board of Directors of Colony Credit Real Estate, Inc. (“CLNC”), subject to the obligation of Consultant to resign such position if so requested by Company within three (3) business days of such request being made.

4.Special Projects. Consultant shall provide advice and assistance in connection with such other projects as may reasonably be requested by Company from time to time.

For the avoidance of doubt, in performing these services, Consultant shall not be authorized to take any action on behalf of, or otherwise bind or obligate, Company or its affiliates. Rather, Consultant’s role shall be to advise and make recommendations to Company and its affiliates and to implement the directives of Company and its affiliates.